Exhibit 99.1

Tecnoglass Reports Fourth Quarter and Full Year 2020 Results

- Single-Family Residential Revenues Grew 51% Year-Over-Year in Fourth Quarter 2020 -

- Reports Net Income of $24.2 Million and Adjusted Net Income1 of $36.8 million, or $0.79 Per Diluted Share for Full Year 2020 -

- Achieves 560 Basis Point Increase in Gross Margin to a Full Year Record of 37.1% -

- Increases Adjusted EBITDA1 by 6% Year-Over-Year to a Record $97.8 Million at a Margin of 26.1% for Full Year 2020 -

- Produces Cash Flow From Operations of $71.4 million, Representing Over 70% of Adjusted EBITDA1 in Full Year 2020 -

- Introduces Full Year 2021 Growth Outlook for Adjusted EBITDA1 of $100 million to $110 million on Total Revenues of $400 million to $415 million -

Fourth Quarter 2020 Highlights

●	Total revenues increased 1.0% year-over-year to $102.4 million, with 4.8% growth in U.S. revenues

●	Adjusted net income[1] of $10.3 million, or $0.22 per diluted share

●	Gross margin improved 710 basis points year-over-year to 36.1%

●	Adjusted EBITDA[1] increased 19.3% year-over-year to $25.7 million, representing 25.1% of total revenues

●	Cash flow from operations of $20.4 million brings full year 2020 total to $71.4 million

●	Expanded backlog year-over-year to $545 million

●	Paid a $0.0275 per share cash dividend

●	In November 2020, announced a new $300 million credit facility, expanding the Company’s borrowing capacity, significantly reducing its cost of capital, lowering cash interest expense by an estimated $11 million annually, and extending debt maturities to 2025

BARRANQUILLA, Colombia – March 2, 2021 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the fourth quarter and full year ended December 31, 2020.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “2020 was a milestone year for Tecnoglass. Our exceptional results reflect the resilience and dedication of our team as we capitalized on strong residential macro tailwinds and recovering commercial end market conditions to post our second straight quarter of growth in the U.S. Additionally, we delivered on our goal to produce strong returns on our previously implemented automation and capacity investments, contributing to record full year gross profit and Adjusted EBITDA levels, both on a dollar basis and as a percentage of sales. Just as important, our success is translating into a step-change in cash generation, with our operating cash flow representing over 70% of Adjusted EBITDA in 2020. We were thrilled to exit the year with a much stronger and leaner company, underpinned by a significantly improved capital position to further extend our leadership in the architectural glass industry. We will continue to leverage Tecnoglass’ structural competitive advantages to maintain industry leading margins while capturing additional market share in the U.S. We are well situated to achieve another year of stellar financial performance and returns for our shareholders in 2021.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Fourth quarter results were encouraging and marked a return to growth in total revenues to close out an extraordinary year. Single-family residential revenues expanded more than 50% year-over-year in the quarter, and represented nearly 20% of our revenues for the full year 2020. Overall quoting and bidding activity continued to strengthen since mid-year 2020, resulting in defensible backlog position of $545 million. Our strong performance in 2020 was augmented by winning new customers, entering new markets and maintaining our commitment to innovation through the introduction of new best-in-class products, particularly in residential. As we move into 2021, we remain focused on expanding our addressable market in single-family housing in the U.S. Accomplishments to date reflect our dedication to excellence and we are excited to drive further improvement across our business in the coming quarters.”

Fourth Quarter 2020 Results

Total revenues for the fourth quarter of 2020 increased 1.0% to $102.4 million, compared to $101.4 million in the prior year quarter. U.S. revenues of $87.8 million, which represented 86% of total revenues, grew 4.8% compared to $83.8 million in the prior year quarter, primarily driven by strong growth in residential activity. The contribution of U.S. revenue growth to total revenues was partly offset by lower revenue from Colombia, primarily attributable to delayed activity at many customer job sites due to COVID-19 related factors. Changes in foreign currency exchange rates had an adverse impact of $0.7 million on Colombia and total revenues in the quarter.

Gross profit for the fourth quarter of 2020 grew 25.8% to $36.9 million, representing a 36.1% gross margin, compared to gross profit of $29.3 million, representing a 28.9% gross margin in the prior year quarter. The 710 basis point improvement in gross margin mainly reflected greater operating efficiencies from prior automation initiatives and a higher mix of revenue from manufacturing versus installation activity. Selling, general and administrative expense (“SG&A”) was $19.4 million compared to $18.6 million in the prior year quarter, primarily attributable to higher variable expenses related to shipping, as well as COVID-19 related expenses. As a percent of total revenues, SG&A was 18.9% compared to 18.3% in the prior year quarter.

Net income was $18.5 million, or $0.39 per diluted share, in the fourth quarter of 2020 compared to net income of $10.9 million, or $0.23 loss per diluted share, in the prior year quarter, including an after-tax non-cash foreign exchange transaction gain of $13.6 million in the fourth quarter 2020 and a $8.9 million gain in the fourth quarter 2019. As previously disclosed, these gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $10.3 million, or $0.22 per diluted share, in the fourth quarter of 2020 compared to adjusted a net income of $7.5 million, or $0.16 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 19.3% to $25.7 million, or 25.1% of total revenues in the fourth quarter of 2020, compared to $21.5 million, or 21.2% of revenues, in the prior year quarter. The improvement was driven by a stronger gross margin. Adjusted EBITDA1 in the fourth quarter 2020 included $1.6 million in contribution from the Company’s joint venture with Saint-Gobain, compared to $1.1 million in the prior year quarter.

Full Year 2020 Results

Total revenues for the full year 2020 were $374.9 million compared to $430.9 million in the prior year with the decrease mainly related to one month less of invoicing in the second half of March and first half of April as a result of the previously communicated suspension of plant operations, as well as a slower recovery in Latam markets since the onset of the COVID-19 pandemic. Excluding the impact of unfavorable foreign currency exchange, total revenues were lower by 12.3% compared to the prior year.

Gross profit increased 2.5% year-over-year to a full year record of $139.3 million, representing a 37.1% gross margin, compared to $135.8 million, representing a 31.5% gross margin in the prior year. Operating income was $66.1 million compared to $58.8 million in the prior year. Net income was $24.2 million, or a $0.52 per diluted share, compared to net income of $24.3 million, or $0.55 per diluted share in the prior year. Adjusted net income1 was $36.8 million, or $0.79 per diluted share, compared to $30.8 million, or $0.69 per diluted share in the prior year. Adjusted EBITDA1 for the full year 2020 improved to a record $97.8 million, or 26.1% of sales, compared to $92.4 million, or 21.4% of sales, in the prior year.

Dividend

The Company declared a quarterly cash dividend of $0.0275 per share for the fourth quarter of 2020, which was paid on January 29, 2021 to shareholders of record as of the close of business on December 31, 2020.

Balance Sheet & Liquidity

The Company ended 2020 with cash and cash equivalents of $66.9 million compared to $47.9 million in the prior year. Cash provided by operating activities of $71.4 million improved by $45.8 million compared to the prior year, attributable to higher profitability as well as more efficient inventory and working capital management. During 2020 the Company incurred $19.8 million of capital expenditures, compared to $25.0 million in the prior year, with the decrease due to the Company’s $20 million investment into high-return projects to expand and automate key operations at several glass and aluminum facilities, which was largely completed in the fourth quarter of 2019.

On November 2, 2020, Tecnoglass announced a new $300 million Senior Secured Credit Facility, consisting of a $250 million delayed draw term loan and a $50 million committed revolving credit facility, with a maturity date in 2025. The new facility has an initial interest rate spread of 3.00%, which will decrease to a spread of 2.50% in April 2021 based on the Company´s leverage as of the end of the year.

Subsequent to the end of 2020, the Company redeemed in full its $210 million unsecured senior notes, which bear interest at a rate of 8.2%, following the step down in redemption price at the end of January 2021. The $8.6 million call option was fully paid in January alongside with the redemption of the notes. Following the redemption of the senior notes, annualized savings on cash interest expense are expected to approximate $11 million annually. On a pro forma basis giving effect to the pay down of the unsecured senior notes, the Company had total liquidity of approximately $126.9 million, including cash of $66.9 million and availability under its revolving credit facilities of $60 million.

Full Year 2021 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Our positive momentum continued into the first quarter, with single-family residential representing a growing share of our revenues. Based on our current invoicing schedule and underlying market demand, we are introducing our full year 2021 outlook for revenue to grow to a range of $400 million to $415 million. In addition, we anticipate full year Adjusted EBITDA to grow to a range of $100 million to $110 million, implying growth of approximately 7% at the midpoint, driven by higher revenues, partly offset by higher unit costs for raw materials and a more normalized revenue mix. We expect the stronger demand in the U.S. to continue to offset the slower recovery in Latin American markets. Furthermore, we anticipate our track record of strong cash flow generation to continue in the full year 2021.”

1Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Webcast and Conference Call

Management will host a webcast and conference call on Tuesday, March 2, 2020 at 10:00 a.m. eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. Due to potential extended wait times to access the conference call via dial-in, the Company encourages use of the webcast. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-705-6003 (domestic) or 1-201-493-6725 (international). Upon dialing in, please request to join the Tecnoglass Fourth Quarter 2020 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13715780.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 2.7 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), United Nations Plaza (New York), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$66,899	$47,862
Investments	2,387	2,304
Trade accounts receivable, net	88,368	110,558
Due from related parties	8,574	8,057
Inventories	80,742	82,714
Contract assets – current portion	26,288	42,014
Other current assets	13,545	29,340
Total current assets	$286,803	$322,849
Long-term assets:
Property, plant and equipment, net	$152,266	$154,609
Deferred income taxes	268	4,595
Contract assets – non-current	10,228	7,059
Due from related parties - long term	484	1,786
Long-term trade accounts receivable	2,985	-
Intangible assets	5,112	6,703
Goodwill	23,561	23,561
Long-term investments	47,535	45,596
Other long-term assets	2,783	2,910
Total long-term assets	245,222	246,819
Total assets	$532,025	$569,668
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,764	$16,084
Trade accounts payable and accrued expenses	42,178	61,878
Accrued interest expense	7,175	7,645
Due to related parties	4,750	4,415
Dividends payable	1,352	67
Contract liability – current portion	24,694	12,459
Due to equity partners	-	10,900
Other current liabilities	9,630	15,563
Total current liabilities	$91,543	$129,011
Long-term liabilities:
Deferred income taxes	$3,170	$411
Long-term payable associated to GM&P acquisition	-	8,500
Long-term liabilities from related parties	645	622
Contract liability – non-current	977	187
Long-term debt	222,722	243,727
Total long-term liabilities	227,514	253,447
Total liabilities	$319,057	$382,458
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2020 and December 31, 2019 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 46,117,631 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	5	5
Legal Reserves	2,273	1,367
Additional paid-in capital	219,290	208,283
Retained earnings	34,326	16,213
Accumulated other comprehensive (loss)	(43,512)	(39,264)
Shareholders’ equity attributable to controlling interest	212,382	186,604
Shareholders’ equity attributable to non-controlling interest	586	606
Total shareholders’ equity	212,968	187,210
Total liabilities and shareholders’ equity	$532,025	$569,668

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating revenues:
External customers	$101,732	$98,310	$372,408	$422,118
Related parties	642	3,081	2,515	8,794
Total operating revenues	102,374	101,391	374,923	430,912
Cost of sales	65,464	72,052	235,669	295,103
Gross profit	36,910	29,339	139,254	135,809
Operating expenses:
Selling expense	(9,799)	(9,810)	(38,962)	(41,925)
General and administrative expense	(9,571)	(8,766)	(34,172)	(35,069)
Total operating expenses	(19,370)	(18,576)	(73,134)	(76,994)
Operating income	17,540	10,763	66,120	58,815
Non-operating (expenses) income, net	220	487	(12)	1,565
Equity method income	598	323	1,387	596
Foreign currency transactions (losses) gains	13,585	8,948	(8,638)	(973)
Interest expense and deferred cost of financing	(4,435)	(5,586)	(21,671)	(22,806)
Income before taxes	27,508	14,935	37,186	37,197
Income tax benefit (provision)	(8,980)	(4,338)	(13,001)	(12,928)
Net (loss) income	$18,528	$10,597	$24,185	$24,269
(Income) Loss attributable to non-controlling interest	(72)	296	25	266
(Loss) Income attributable to parent	$18,456	$10,893	$24,210	$24,535
Comprehensive income:
Net income	$18,528	$10,597	$24,185	$24,269
Foreign currency translation adjustments	14,538	6,053	(4,407)	(2,715)
Change in fair value derivative contracts	1,100	1,450	159	509
Total comprehensive (loss) income	$34,166	$18,100	$19,937	$22,063
Comprehensive (income) loss attributable to non-controlling interest	(72)	296	25	266
Total comprehensive (loss) income attributable to parent	$34,094	$18,396	$19,962	$22,329
Basic (loss) income per share	$0,40	$0,23	$0,52	$0,55
Diluted (loss) income per share	$0,40	$0,23	$0,52	$0,55
Basic weighted average common shares outstanding	46,117,631	46,291,032	46,398,428	44,464,097
Diluted weighted average common shares outstanding	46,398,428	46,291,032	46,398,428	44,464,097

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year ended December 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$24,185	$24,269
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Provision for bad debts	1,097	1,389
Depreciation and amortization	20,590	22,735
Deferred income taxes	6,581	(2,698)
Equity method income	(1,387)	(596)
Deferred cost of financing	972	1,624
Other non-cash adjustments	20	82
Unrealized currency translation losses (gains)	7,930	6,509
Changes in operating assets and liabilities:
Trade accounts receivables	4,557	(27,712)
Inventories	(2,121)	8,419
Prepaid expenses	(1,426)	(3,328)
Other assets	13,948	(7,773)
Trade accounts payable and accrued expenses	(20,943)	(1,609)
Accrued interest expense	(417)	83
Taxes payable	(6,622)	5,075
Labor liabilities	192	(19)
Contract assets and liabilities	23,649	(1,545)
Related parties	629	759
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$71,434	$25,664
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	471	1,600
Proceeds from sale of property and equipment	6	-
Joint Venture investment	-	(34,100)
Purchase of investments	(218)	(1,684)
Acquisition of property and equipment	(18,323)	(24,952)
CASH USED IN INVESTING ACTIVITIES	$(18,064)	$(59,136)
CASH FLOWS FROM FINANCING ACTIVITIES	-
Cash dividend	(3,801)	(5,227)
Proceeds from equity offering	-	36,478
Proceeds from debt	41,343	46,584
Deferred financing transaction costs	(6,384)	-
Repayments of debt	(64,694)	(29,507)
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	$(33,536)	$48,328
Effect of exchange rate changes on cash and cash equivalents	$(797)	$(34)
NET (DECREASE) INCREASE IN CASH	19,037	14,822
CASH - Beginning of period	47,862	33,040
CASH - End of period	$66,899	$47,862
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$19,168	$19,696
Income Tax	$10,683	$12,296
NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$2,242	$1,222

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	Dec 31,			Dec 31,
	2020	2019	% Change	2020	2019	% Change
Revenues by Region
United States	87,841	83,847	4.8%	341,467	368,055	-7.2%
Colombia	9,359	14,109	-33.7%	23,302	52,299	-55.4%
Other Countries	5,172	3,436	50.5%	10,155	10,559	-3.8%
Total Revenues by Region	102,372	101,391	1.0%	374,923	430,912	-13.0%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	Dec 31,			Dec 31,
	2020	2019	% Change	2020	2019	% Change
Total Revenues with Foreign Currency Held Neutral	103,079	101,391	1.7%	377,851	430,912	-12.3%
Impact of changes in foreign currency	(707)	-		(2,928)	-
Total Revenues, As Reported	102,372	101,391	1.0%	374,923	430,912	-13.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	Dec 31,		Dec 31,
	2020	2019	2020	2019

Net (loss) income	18,528	10,597	24,185	24,269
Less: Income (loss) attributable to non-controlling interest	(72)	296	25	266
(Loss) Income attributable to parent	18,456	10,893	24,210	24,535
Foreign currency transactions losses (gains)	(13,562)	(8,948)	10,631	973
Deferred cost of financing	(333)	411	1,898	1,624
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,215	2,962	4,115	5,350
Joint Venture VA (Saint Gobain) adjustments	615	574	1,943	1,337
Tax impact of adjustments at statutory rate	3,861	1,600	(5,948)	(2,971)
Adjusted net (loss) income	10,252	7,492	36,849	30,848

Basic income (loss) per share	0,39	0,23	0,52	0,55
Diluted income (loss) per share	0,39	0,23	0,52	0,55

Diluted Adjusted net income (loss) per share	0,22	0,16	0,79	0,69

Diluted Weighted Average Common Shares Outstanding in thousands	47,235	46,118	46,398	44,464
Basic weighted average common shares outstanding in thousands	47,235	46,118	46,398	44,464
Diluted weighted average common shares outstanding in thousands	47,235	46,118	46,398	44,464

	Three months ended		Twelve months ended
	Dec 31,		Dec 31,
	2020	2019	2020	2019

Net (loss) income	18,528	10,597	24,185	24,269
Less: Income (loss) attributable to non-controlling interest	(72)	296	25	266
(Loss) Income attributable to parent	18,456	10,893	24,210	24,535
Interest expense and deferred cost of financing	4,435	5,586	21,671	22,806
Income tax (benefit) provision	8,980	4,338	13,001	12,928
Depreciation & amortization	5,170	5,546	20,590	22,735
Foreign currency transactions losses (gains)	(13,562)	(8,948)	10,631	973
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,215	2,962	4,115	5,350
Director Stock compensation and provision for obsolete inventory	-	-	-	-
Gain on change in fair value of earnout shares liabilities	-	-	-	-
Gain on change in fair value of warrant liability	-	-	-	-
Joint Venture VA (Saint Gobain) EBITDA adjustments	966	1,146	3,576	3,048
Change in FV of Hedging Derivatives		-		-
Adjusted EBITDA	25,660	21,523	97,794	92,375